EXHIBIT 4.30

                           CONVERTIBLE PROMISSORY NOTE


THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE 1933 ACT") AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES, REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT. THE TRANSFER OF THIS NOTE (AND THE SHARES OF COMMON STOCK THAT MAY BE ACQUIRABLE UPON CONVERSION) IS SUBJECT TO RESTRICTIONS AS PROVIDED HEREIN. AN INVESTMENT IN THIS NOTE (AND THE COMMON STOCK THAT MAY BE ACQUIRED UPON CONVERSION) IS HIGHLY SPECULATIVE.



                           ILINC COMMUNICATIONS, INC.
                             A DELAWARE CORPORATION

                           CONVERTIBLE PROMISSORY NOTE

 ------------------------------------------ ------------------------------------
 Note Number: NPA - ________                Place of Issue:  Phoenix, Arizona
 Principal Balance:  $_______________       Date of Issue:  February 12, 2004
 ------------------------------------------ ------------------------------------

FOR VALUE RECEIVED, iLinc Communications, Inc., a Delaware corporation (the "Company"), hereby promises to pay to ______________________________________________ or registered assigns
(hereinafter referred to as the "Holder"), the original principal sum of _________________________ and 00/100 dollars ($__________________). This
Convertible Promissory Note (the "Note") is being issued as one of a series of Notes of like tenor that are being issued by the Company pursuant to a certain Note Purchase Agreement between the Company, the payee of this Note and certain other Lenders, dated February 12, 2004 ("Purchase Agreement") (with the capitalized but undefined terms herein having the meaning given them in the Purchase Agreement) and with the aggregate principal amount of all notes totaling $500,000 (collectively, the "Notes"). Until converted pursuant to
Section 4 hereof, interest on the unpaid principal sum of and any accrued but unpaid interest under this Note shall be paid at the rate of 8% per annum for a period of one year from the date hereof and thereafter at the rate of 12% per annum until paid in full. If, however, a registration statement under the Securities Act of 1933 with respect to all of the Registrable Securities (as defined in the Purchase Agreement) has not become effective by July 31, 2004 ("Registration Date"), the rate of interest under this Note shall be adjusted retroactive effective to the date of this Note to the rate of 15% per annum ("Adjusted Rate"). In such event, the difference between the interest paid or accrued at the Registration Date and interest accrued under the Adjusted Rate for the period between the date of this Note and the Registration Date shall be immediately due and payable and, if not paid immediately, shall be added to the principal amount of this Note and shall bear interest at the Adjusted Rate. Payments of interest shall be made quarterly in arrears and shall be paid on the first day of each calendar quarter; provided that a registration statement not become effective before the Registration Date, then during any period in which interest accrues at the Adjusted Rate payments of interest shall be made on a monthly basis, on the first day of each calendar month.

1. PAYMENTS. Accrued interest shall be due and payable at the end of each calendar quarter following the Issue Date. Unless earlier converted pursuant to
Section 4 hereof, the principal of and any accrued but unpaid interest under this Note shall be due and payable two (2) years after the Issue Date (the "Maturity Date"). Payment shall be made in lawful money of the United States of America at the address of the Holder shown in the above-mentioned Note Purchase Agreement, or at such other place as the Holder may designate in writing or, if earlier, an Event of Default (as defined below). Prepayment of principal and accrued interest may be made upon thirty (30) days' prior written notice to the Holder. Except as otherwise set forth in Section 4, the Company shall have the right to prepay all principal and accrued but unpaid interest of this Note prior to the Maturity Date without penalty or premium, provided however that upon receipt of written notice of the Company's intent to prepay this Note, Holder shall have thirty (30) days to exercise its right to convert this Note into Common Stock, as provided in Section 4 (the "Prepayment Notice Period"). The Company and Holder agree that should the Company breach Section 5.7 of the Purchase Agreement, (after notice by Lenders of breach thereof and the failure to cure such breach within five (5) business days of the receipt of such notice as provided therein), and only in that event, and unless already converted, Holder shall be repaid out of the Peacock Offering Proceeds, but if the Peacock Offering is not consummated, then the Maturity Date of this Note shall be April 15, 2005, at which time the then outstanding principal and accrued but unpaid interest shall be then due and payable.

2. DEFAULT. If any of the following events (hereafter called "Events of Default") shall occur:

         (a) the Company shall default in the payment of any principal or accrued interest due under this Note on the date the same shall become due and payable, whether at maturity or by acceleration or otherwise; or

         (b) upon any breach by the Company of any material representation, warranty or covenant in this Note or the Note Purchase Agreement; provided that, in the event of such material breach, shall not have been cured by the Company within 30 days after receipt by the Company of written notice to the Company of such breach; or

         (c) the Company shall make a general assignment for the benefit of creditors; or

         (d) the Company shall file a voluntary petition in bankruptcy, or shall be insolvent or adjudicated bankrupt, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or other applicable federal, state or other statute, law or regulation, or shall file any answer admitting the material allegation of a petition filed against the Company in such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company of all or any substantial part of the properties of the Company, or the Company shall commence the winding up or the dissolution or liquidation of the Company; or

         (e) within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

         (f) the Company (i) repurchases any shares of its common stock or preferred stock, other than shares issued to officers, directors, employees and consultants of the Company pursuant to agreements obligating the Company to repurchase such shares upon termination of employment with or service to the Company, (ii) pays a cash dividend or makes any other property distribution (other than a dividend in the form of equity in the Company) to its equity holders, or (iii) repays any of the Notes other than a repayment concurrently made on all Notes on a pro rata basis. Should an Event of Default occur and failure to cure if provided, then, and in each and every such case, the Holder of the Note may, by written notice to the Company, declare all amounts under this Note and all other Notes to be forthwith due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived.

3. SUBORDINATION. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all the Company's Senior Indebtedness, as hereinafter defined.

         (a) SENIOR INDEBTEDNESS. As used in this Note, the term "Senior Indebtedness" shall mean the principal of and unpaid accrued interest on: (i) all indebtedness (whether or not secured) of the Company to banks, insurance companies or other financial institutions regularly engaged in the business of lending money, which is for money borrowed by the Company, (ii) amounts due to software and equipment lessors pursuant to lease agreements whereunder the Company is the lessee, and (iii) any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

         (b) DEFAULT ON SENIOR INDEBTEDNESS. If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshaling of the assets and liabilities of the Company, or if this Note shall be declared due and payable upon the occurrence of a default with respect to any Senior Indebtedness, then
(i) no amount shall be paid by the Company in respect of the principal of or interest on this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the Holder of this Note that shall assert any right to receive any payments in respect of the principal of and interest on this Note, except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding. If there occurs an event of default that has been declared in writing with respect to any Senior Indebtedness as defined in the instrument governing such Senior Indebtedness or in the instrument under which any Senior Indebtedness is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity there of, then, unless and until such default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note.

         (c) EFFECT OF SUBORDINATION. Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 3 to receive cash, securities or other properties otherwise payable or deliverable to the Holder of this Note, nothing contained in this Section 3 shall impair, as between the Company and the Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Holder the principal hereof as and when the same become due and payable, or shall prevent the Holder of this Note, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

         (d) SUBROGATION. Subject to the payment in full off all Senior Indebtedness and until this Note shall be paid in full, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness pursuant to the provisions of Section 3(b) above) to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of this Note; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Holder would be entitled except for the provisions of this Section 4 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

         (e) UNDERTAKING. By its acceptance of this Note, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the holder of any Senior Indebtedness in order to implement the foregoing provisions of this Section 3.

4. CONVERSION.

         (a) GRANT OF RIGHT. Subject to the terms of Section 4(d) hereof, any Holder of this Note has the right, at the Holder's option, at any time prior to the Maturity Date or earlier payment in full of the entire principal balance of and accrued interest under this Note, including without limitation, during the thirty (30) day Prepayment Notice Period to convert, in accordance with the provisions of this Section 4, (i) the outstanding principal amount of this Note, in whole but not in part, and (ii) at the Holder's option, the accrued interest under the Note which has been unpaid for thirty (30) or more days beyond its due date as of the date of such conversion into fully paid and non-assessable shares of the Common Stock, $0.001 par value, of the Company. The number of shares into which this Note may be converted ("Shares") shall be determined by dividing the then outstanding principal amount of the Note and/or accrued unpaid interest under the Note by the conversion price in effect at the time of such conversion. The initial conversion price ("Conversion Price") shall be $0.70 per Share.

         (b) NOTICE OF CONVERSION. Before the Holder shall be entitled to convert this Note into Shares, he shall surrender this Note at the office of the Company and shall give written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same, if the Holder is electing to convert pursuant to Section 4(a), and shall state therein on the Notice of Conversion annexed to this Note the entire principal amount of the Note to be converted and the accrued and unpaid interest on such principal amount that is also to be converted.

         (c) SATISFACTION WITH REQUIREMENTS OF SECURITIES ACT OF 1933. Notwithstanding anything to the contrary contained herein, each and every conversion of this Note, is contingent upon the Company's satisfaction that the issuance of Common Stock upon the conversion is exempt from the requirements of the Securities Act of 1933, as amended, and all applicable state securities laws. The Holder agrees to execute any and all documents deemed necessary by the Company to effect a conversion of this Note.

         (d) MECHANICS AND EFFECT OF CONVERSION. No fractional Shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional Shares to the Holder upon the conversion of this Note, the Company shall pay to the Holder, when it is due, the amount of outstanding principal that is not so converted and shall pay all accrued but unpaid interest thereof not converted. Upon the conversion of this Note pursuant to Section 4(a) above, the Holder shall surrender this Note, duly endorsed, at the principal office of the Company. At its expense, the Company shall, as soon as practicable thereafter, issue and deliver to such Holder at such principal office a certificate or certificates evidencing the number of Shares of Common Stock to which the Holder shall be entitled upon such conversion (bearing such legends as are required by the Purchase Agreement and applicable state and federal securities laws in the opinion of counsel to the Company), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable for unpaid and accrued interest and for fractional shares as described above. In the event of any conversion of this Note pursuant to Section 4(a) above, such conversion shall be deemed to have been made immediately prior to the closing of the issuance of such Common Stock and on and after such date the Holder of this Note is entitled to receive the shares of such Common Stock issuable upon such conversion and shall be treated for all purposes as the record holder of such shares. Upon conversion of this Note, then the Note shall be irrevocably extinguished and the Company shall be forever released from all its obligations and liabilities under this Note, except that the Company shall be obligated to pay the Holder within ten (10) days after the date of such conversion any cash amounts resulting from fractional shares as described above, and any unpaid and accrued interest to and including the date of such conversion, and no more.

5. CONVERSION PRICE ADJUSTMENTS.

         (a) STOCK SPLITS AND COMBINATIONS. If the Company shall at any time subdivide or combine its outstanding shares of Common Stock, this Note shall, after that subdivision or combination, evidence the right to convert into the number of shares of Common Stock that would have been issuable as a result of that change with respect to the Shares of Common Stock which were issuable upon conversion of this Note immediately before that subdivision or combination. If the Company shall at any time subdivide the outstanding shares of Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and, if the Company shall at any time combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before that combination shall be proportionately increased. Any adjustment under this section shall become effective at the close of business on the date the subdivision or combination becomes effective.

         (b) RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock issuable upon conversion of this Note shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the holder of this Note, shall, on its conversion be entitled to receive in lieu of the Common Stock which the Holder would have become entitled to receive but for such change, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been received by the holder on conversion of this Note immediately before that change.

         (c) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALE OF ASSETS. If at any time there shall be a capital reorganization of the Company's Common Stock (other than a combination, reclassification, exchange, or subdivision of shares provided for elsewhere above) or merger or consolidation of the Company with or into another corporation with the Company not being the survivor of the merger, or the sale of substantially all of the Company's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, lawful provision shall be made so that the holder of this Note shall thereafter be entitled to receive upon conversion of this Note, the number of shares of Common Stock or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation, to which a holder of the Common Stock deliverable upon conversion of this Note would have been entitled in such capital reorganization, merger, or consolidation or sale if this Note had been converted immediately before that capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Note with respect to the rights and interests of the holder of this Note after the reorganization, merger, consolidation, or sale to the end that the provisions of this Note (including adjustment of the Conversion Price then in effect and number of Shares purchasable upon conversion of this Note) shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon conversion of this Note. The Company shall, within thirty (30) days after making such adjustment, give written notice (by first class mail, postage prepaid) to the registered holder of this Note at the address of that holder shown on the Company's books. That notice shall set forth, in reasonable detail, the event requiring the adjustment and the method by which the adjustment was calculated and specify the Conversion Price then in effect after the adjustment and the increased or decreased number of Shares purchasable upon conversion of this Note. When appropriate, such notice may be given in advance and include as a part thereof the notice required under other provisions of this Note. If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of the assets to another corporation, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, the Company or such successor or purchasing corporation, as the case may be, shall execute with the Holder a supplemental agreement providing that the Holder of each Note then outstanding shall have the right thereafter and until the expiration of the period of convertibility to convert such Note into the kind and amount of stock, securities or assets receivable upon such reorganization, reclassification, consolidation, merger or sale by a holder of the number of shares of Common Stock into which such Note might have been converted immediately prior to such reorganization, reclassification, consolidation, merger or sale, subject to adjustment which shall be as nearly equivalent as may be practicable to the adjustments provided for in this section.

         (d) ISSUANCE OF STOCK BELOW CONVERSION PRICE.

                  If the Company shall at any time before the earlier of (x) the expiration of six (6) months after the Issue Date of this Note or (y) the date upon which a registration statement that covers the Shares that are available upon conversion become effective, issue common stock to an investor with a purchase price per share that is less than the Conversion Price ("Additional Stock") then in effect under this Note, then the Conversion Price will be reduced concurrently with such issue to an amount equal to the price per share paid upon such issuance. For the purposes of this Agreement, "Additional Stock" shall include shares of Common Stock issued directly and also the maximum number of shares of Common Stock issuable upon the due exercise of options for the purchase of Common Stock or the conversion of securities convertible into Common Stock, in which case the purchase price shall be the exercise or conversion price, as the case may be. Notwithstanding the foregoing, if anytime before the expiration of one (1) year from the Issue Date, any options to purchase equity or any common stock or any debentures, notes or other evidence of indebtedness issued by the Company is sold to investors in the Peacock Offering (as defined in the Purchase Agreement) then the common stock or other equity associated with the Peacock Offering shall not be considered for purposes of Additional Stock, and accordingly the Holder hereof acknowledges that it is the intention of the Company to engage in a debt offering as a part of the Peacock Offering that may include the sale of common stock or the issuance of options at a price below the Conversion Price without the issuance of Additional Stock.

6. DIVIDENDS. In the event that the Company shall make any distribution of its assets upon or with respect to its Common Stock, as a liquidating or partial liquidating dividend, or other than as a dividend payable out of earnings or any surplus legally available for dividends under the laws of the state of incorporation of the Company, each Holder of any Note then outstanding shall, upon the exercise of his right to convert after the record date for such distribution or, in the absence of a record date, after the date of such distribution, receive, in addition to the shares subscribed for, the amount of such assets (or, at the option of the Company, a sum equal to the value thereof at the time of distribution as determined by the Board of Directors in good faith which would have been distributed to such Holder if he had exercised his right to convert this Note) or the Common Stock issuable upon the conversion of this Note immediately prior to the record date for such distribution or, in the absence of a record date, immediately prior to the date of such distribution.

7. LIMITATIONS ON DISPOSITION. Holder agrees not to make any disposition of all or any portion of this Note or any of the Common Stock issuable upon the due conversion hereof (other than the valid conversion thereof in accordance with its terms) unless and until: (a) there is then in effect a registration statement under the Securities Act of 1933 covering such proposed disposition, and such disposition is made in accordance with such registration statement; or
(b) (i) Holder has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if requested by the Company, Holder has furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Securities under the Securities Act of 1933 or registration or qualification under any applicable state securities law. Notwithstanding the foregoing, no investment representation letter or opinion of counsel shall be required for any transfer of Securities (i) in compliance with Rule 144 or Rule 144A of the Securities Act of 1933 or (ii) by gift, will or intestate succession by Holder to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided that, in each of the foregoing cases, the transferee agrees in writing to be subject to the terms of this Note. In addition, if the holder of any Securities delivers to the Company an unqualified opinion of counsel that no subsequent transfer of such Securities shall require registration under the Securities Act of 1933, the Company shall, upon such contemplated transfer, promptly deliver new documents/certificates for such Securities that do not bear the legend set forth in Section 8 hereof.

8. LEGENDS. It is understood that the certificates evidencing the Common Stock may bear one or more of the following legends:

         (a) The following legend under the Securities Act of 1933:

         "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED", or

         (b) Any legend required by state securities laws.

         The Company agrees to remove promptly, upon the request of the holder of Securities issued upon conversion of this Note, the legend set forth in
Section 8(a) hereof from the documents/certificates for such Securities upon full compliance with this Note, Rule 144 under the Securities Act of 1933 and any other applicable provisions of the Securities Act of 1933 or the regulations promulgated thereunder.

9. ASSIGNMENT. This Note applies to, inures to the benefit of and binds the successors and assigns of the parties hereto. Any transfer of this Note will be effected only by surrender of this Note to the Company and reissuance of a new note to transferee. The Holder and any subsequent holder(s) of this Note receive this Note subject to the foregoing items and conditions, and agree to comply with the foregoing terms and conditions for the benefit of the Company and any other holders.

10. NOTICES. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) when received, if personally delivered, faxed, sent by nationally recognized courier or U.S. Mail return-receipt requested, or (ii) on the third business day after deposit in the U.S. Mail, if sent by first-class mail, in any such case to the address of the recipient set forth in the above-mentioned Purchase Agreement and, if to the Company, Attention: Chief Executive Officer. Any party hereto may by notice so given change its address for future notice hereunder.

11. NO STOCKHOLDER RIGHTS. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company; and no dividends shall be payable or accrued in respect of this Note or the capital stock obtainable hereunder until, and only to the extent that, this Note shall have been converted.

12. NOTE REGISTER. This Note is transferable only upon the books of the Company, which it shall cause to be maintained for such purpose. The Company may treat the registered holder of this Note as he, she or it appears on the Company's books at any time as the Holder for all purposes.

13. LOSS OF NOTE. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and of indemnity reasonably satisfactory to the Company if this Note is lost, stolen or destroyed, and upon surrender and cancellation of this Note if this Note is mutilated, the Company shall execute and deliver to the Holder a new Note of like date, tenor and denomination.

14. AMENDMENT, WAIVER. The terms of this Note may be amended or waived only upon the written agreement of the Company and the Holder.

15. HEADING: REFERENCES. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

16. SEVERABILITY. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

17. MISCELLANEOUS. This Note shall be governed by and construed in accordance with the laws of the State of Arizona. If an action is brought for collection under this Note, the Company will pay all costs of collection actually incurred by the Holder, including, but not limited to, the reasonable attorneys' fees.

18. MAXIMUM INTEREST. Regardless of any provision contained herein, the Company shall never be required to pay and the holder hereof shall never be entitled to receive, collect or apply as interest hereon, any amount in excess of the highest lawful interest rate permitted under applicable law, and in the event the holder hereof receives, collects or applies, as interest, any such excess, such amounts which would be excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such for all purposes; and, if the principal hereof is paid in full, any remaining excess shall be refunded to the Company. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest lawful interest rate, the Company and the holder hereof shall, to the maximum extent permitted under applicable law (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude prepayments and the effects thereof, and
(c) pro rate, allocate and spread the total amount of interest throughout the entire contemplated term hereof; provided that if the indebtedness evidenced hereby is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the highest lawful interest rate, the holder hereof shall either apply as principal reduction or refund to the Company the amount of such excess, and in such event, the holder hereof shall not be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the highest lawful interest rate.

IN WITNESS WHEREOF, the undersigned have caused this Note to be executed by the undersigned as of the date first set forth above.


ILINC COMMUNICATIONS, INC.,
a Delaware corporation


By /s/ James M. Powers, Jr.
   ------------------------------
   James M. Powers, Jr.
   President



ATTEST: /s/ James L. Dunn, Jr.
        -------------------------
        James L. Dunn, Jr.
        Corporate Secretary